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                                                                   EXHIBIT 11.01
FORM 10-K

CARDINAL HEALTH, INC.
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
COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
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
                                                                  JUNE 30,         MARCH 31,        MARCH 31,
                                                                    1994             1993             1992
                                                                  --------         ---------        ---------
FULLY DILUTED
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Average shares outstanding                                         35,696           29,611           26,971
Net effect of dilutive stock options and warrants-
    based on the treasury stock method
    using the higher of the average or end
    of period market price                                          3,781            4,722            7,317
Assumed conversion of 7.25% convertible
    debentures                                                                       4,283            4,283
                                                                   ------           ------           ------
Total                                                              39,477           38,616           38,571
                                                                   ======           ======           ======


Earnings available for Common Shares before
    cumulative effect of change in accounting
    principle                                                     $33,931          $37,671          $25,522
Add 7.25% convertible debenture interest
    net of income tax effect                                                         3,264            3,264
                                                                  -------          -------          -------
Fully diluted net earnings before cumulative effect
    of change in accounting principle                              33,931           40,935           28,786
Cumulative effect of change in accounting principle                                (10,000)
                                                                  -------          --------         -------
Fully diluted net earnings                                        $33,931          $30,935          $28,786
                                                                  =======          =======          =======

Per share amounts:
    Earnings before cumulative effect of change
      in accounting principle                                       $0.86             $1.06           $0.74
    Cumulative effect of change in accounting
      principle                                                                       (0.26)
                                                                  -------            ------         -------

    Net earnings                                                    $0.86             $0.80           $0.74*
                                                                    =====             =====           =====

* Equals primary earnings per share since the effect of the dilutive securities would be to increase the primary earnings per share.

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